UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2011

Horsehead Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33658 (Commission File Number)	20-0447377 (IRS Employer Identification No.)

4955 Steubenville Pike, Suite 405
Pittsburgh, Pennsylvania  15205
(Address of principal executive offices, including  zip code)

724-774-1020
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 28, 2011, Horsehead Corporation (“Horsehead”), a wholly owned subsidiary of Horsehead Holding Corp. (the “Company”), entered into a Revolving Credit and Security Agreement (the “Revolving Credit Agreement”), as borrower, with PNC Bank, National Association, as agent and lender. The Company also entered into the Revolving Credit Agreement as a guarantor of Horsehead’s obligations. Horsehead entered into the Revolving Credit Agreement to support liquidity needs for Horsehead’s new, state-of-the-art zinc and diversified metals production facility under construction in Rutherford County, NC, and to allow for the availability of previously restricted cash.

The Revolving Credit Agreement provides for a five-year senior secured revolving credit facility in an aggregate principal amount of up to $60.0 million. The aggregate amount of loans permitted to be made to Horsehead under the revolving credit facility may not exceed a borrowing base consisting of the lesser of: (a) $60.0 million, minus the aggregate undrawn amount of outstanding letters of credit, and (b) the sum of a certain portion of eligible accounts receivable and eligible inventory of Horsehead, minus the aggregate undrawn amount of outstanding letters of credit and certain availability reserves. Up to an aggregate of $30.0 million will be available to Horsehead for the issuance of letters of credit, which reduce availability under the revolving credit facility. Horsehead’s obligations under the Revolving Credit Agreement are secured by a first priority lien (subject to certain permitted liens) on substantially all of the tangible and intangible assets of Horsehead.

Borrowings by Horsehead under the Revolving Credit Agreement will bear interest at a rate per annum which, at the option of Horsehead, can be either: (a) a domestic rate equal to the “alternate base rate,” as determined under the Revolving Credit Agreement, plus an applicable margin (ranging from 0.25% to 1.00%) based on average undrawn availability, or (b) a eurodollar rate equal to the “eurodollar rate,” as determined under the Revolving Credit Agreement, plus an applicable margin (ranging from 1.75% to 2.50%) based on average undrawn availability. Horsehead will pay a letter of credit fee to the lenders under the Revolving Credit Agreement ranging from 1.75% to 2.50%, based on average undrawn availability, and a fronting fee to the issuing bank equal to 0.25% per annum on the average daily face amount of each outstanding letter of credit, as well as certain other related charges and expenses.

The Revolving Credit Agreement contains customary events of default. During an event of default, if the agent or lenders holding greater than 66 2/3% of the advances under the facility so elect, the interest rate applied to any outstanding obligations will be equal to the otherwise applicable rate (including the highest applicable margin) plus 2.0% and any letter of credit fees will be increased by 2.0%. Upon (a) the occurrence of an event of default related to the bankruptcy of Horsehead or the Company or (b) at the option of lenders holding greater than 66 2/3% of the advances under the facility, the occurrence of any other event of default, all obligations under the Revolving Credit Agreement will become immediately due and payable.

Horsehead will pay an unused line fee to the lenders under the Revolving Credit Agreement ranging from 0.25% to 0.375% per annum, based on average undrawn availability, times the amount by which the maximum revolving advance amount exceeds the average daily unpaid balance of revolver loans and undrawn amount of any outstanding letters of credit during any calendar quarter.

The Revolving Credit Agreement contains a minimum fixed charge coverage ratio of 1.15:1.00 which Horsehead must comply with in the event that undrawn availability is less than or equal to $10.0 million on any business day or is less than or equal to $12.5 million for any consecutive five business days. The Revolving Credit Agreement also contains customary restrictive negative covenants as well as customary reporting and other affirmative covenants.

The description of the Revolving Credit Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Revolving Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On September 29, 2011, the Company issued a press release announcing entry into the Revolving Credit Agreement.  A copy of the press release is attached as Exhibit 99.1 hereto, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

10.1
Revolving Credit and Security Agreement, dated as of September 28, 2011, by and among Horsehead Corporation, as borrower, Horsehead Holding Corp., as guarantor, and PNC Bank, National Association, as agent and lender.

99.1	Press Release, dated September 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on September 30, 2011.

HORSEHEAD HOLDING CORP.

By: /s/ Robert D. Scherich
Name: Robert D. Scherich
Title: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Revolving Credit and Security Agreement, dated as of September 28, 2011, by and among Horsehead Corporation, as borrower, Horsehead Holding Corp., as guarantor, and PNC Bank, National Association, as agent and lender.

99.1	Press Release, dated September 29, 2011.